UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            FORM 10/A
           GENERAL FORM FOR REGISTRATION OF SECURITIES
     Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

                American Home Products Corporation
      (Exact name of registrant as specified in its charter)

          Delaware                      13-2526821
(State or other jurisdiction       (I.R.S. Employer
of incorporation or                Identification No.)
organization)

     Five Giralda Farms,
     Madison, New Jersey                        07940
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (973) 660-5000

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class           Name of each exchange
          to be so registered           on which each class
                                        is to be registered

Common Stock, $.33-1/3 par value        New York Stock Exchange

$2 Convertible Preferred Stock,
$2.50 par value                         New York Stock Exchange
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Item 11.  Description of Common Stock

     Item 11 is hereby amended and restated to read as follows:

     The authorized capital stock of American Home Products Corporation (the "Corporation") consists of 2,400,000,000 shares of Common Stock, $.33 1/3 par value and 5,000,000 shares of Preferred Stock, $2.50 per value. A series of Preferred Stock, designated as $2 Convertible Preferred Stock, has been issued by the Corporation.

     The holders of the Corporation's Common Stock are entitled to receive such dividends as may be declared by the Board of Directors, which are non-cumulative and, upon liquidation, to share pro-rata, on a share-for-share basis, in all assets available for distribution to stockholders, subject to the prior rights of the holders of the Corporation's Preferred Stock. The $2 Convertible Preferred Stock is convertible at the option of the holder into thirty-six shares of Common Stock and is redeemable at a price of $60 per share plus an amount equal to accrued but unpaid dividends thereon to the redemption date.
The $2 Convertible Preferred Stock has a preference of $60 per share in the event of voluntary liquidation and $52.50 per share in the event of involuntary liquidation, plus accrued but unpaid dividends. The holders of the Corporation's Common Stock are entitled to one vote per share on all matters voted on by stockholders (except in certain circumstances, when holders of the Corporation's Preferred Stock, as described below, are entitled to special voting rights) and have no preemptive rights. The holders of the Corporation's Convertible Preferred Stock are entitled to thirty-six votes per share when voting with the shares of Common Stock at any annual or special meeting of stockholders for the election of directors.

Item 15.  Financial Statements and Exhibits.

Exhibit No.              Description

(3.1)     The Registrant's Restated Certificate of
          Incorporation as amended through April 23, 1998

(3.2)     The Registrant's By-laws as amended through April 23, 1998

                            SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                              AMERICAN HOME PRODUCTS CORPORATION

                              By:  /s/ Gerald A. Jibilian
                                   Gerald A. Jibilian
                                   Vice President

                              Dated:    May 4, 1998

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                             EXHIBITS

Exhibit No.              Description

(3.1)     The Registrant's Restated Certificate of
          Incorporation as amended through April 23, 1998

(3.2)     The Registrant's By-laws as amended through April 23, 1998